UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2016

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 5, 2016, Berkshire Hills Bancorp, Inc. (“Berkshire Hills”), the holding company of Berkshire Bank, announced the completion of the acquisition of First Choice Bank, Lawrenceville, New Jersey, through the merger of First Choice Bank with and into Berkshire Bank, effective after the close of business on December 2, 2016. Pursuant to an Agreement and Plan of Merger by and among Berkshire Hills, Berkshire Bank and First Choice Bank, dated June 24, 2016 (the “Merger Agreement”), First Choice Bank merged with and into Berkshire Bank, with Berkshire Bank as the surviving entity. At closing, First Choice Loan Services, Inc., a subsidiary of First Choice Bank, became a wholly-owned subsidiary of Berkshire Bank. First Choice Bank common stockholders approved the merger on November 22, 2016, with 81.6% of the outstanding First Choice Bank shares of common stock voting in favor of the merger.

Under the terms of the Merger Agreement, each outstanding share of First Choice Bank common stock was converted into the right to receive 0.5773 shares of Berkshire Hills common stock. As of the closing date, there were 3,369,045 outstanding shares of First Choice Bank common stock.

On November 22, 2016, First Choice Bank held a special meeting of its preferred stockholders, who voted to approve that the merger of First Choice Bank with and into Berkshire Bank not be deemed a liquidation event, as defined in First Choice Bank’s certificate of incorporation and the applicable certificates of designation for the series of convertible preferred stock. Accordingly, each outstanding share of First Choice Bank preferred stock was converted into the right to receive such number of Berkshire Hills common stock equal to the number of shares of First Choice Bank common stock issuable upon the conversion of the First Choice Bank preferred stock multiplied by 0.5773. As of the closing date, 51,000 shares of First Choice Bank preferred stock were outstanding in the following series:

•	7,500 shares of Series A Preferred Stock, with each share convertible into 57.73 shares of Berkshire Hills common stock (and cash in lieu of fractional shares);

•	15,000 shares of Series B Preferred Stock, with each share convertible into 57.73 shares of Berkshire Hills common stock (and cash in lieu of fractional shares);

•	6,000 shares of Series C Preferred Stock, with each share convertible into 50.0694 shares of Berkshire Hills common stock (and cash in lieu of fractional shares);

•	10,000 shares of Series D Preferred Stock, with each share convertible into 41.2357 shares of Berkshire Hills common stock (and cash in lieu of fractional shares); and

•	12,500 shares of Series E Preferred Stock, with each share convertible into 36.3082 shares of Berkshire Hills common stock (and cash in lieu of fractional shares).

First Choice common stock and common stock equivalent shares totaled 7,639,876 shares and resulted in a total of 4,410,500 shares of Berkshire Hills common stock issued for exchange, subject to adjustment for fractional shares.  Cash for any fractional shares of Berkshire Hills common stock will be based on $34.03 for each whole share, based on the average closing price of Berkshire Hills common stock for the five trading days immediately preceding the merger date.

Berkshire Hills has retained its stock transfer agent, Broadridge Corporate Issuer Solutions, to perform the services set forth for the Exchange Agent in the Merger Agreement.

Pursuant to the Merger Agreement, all outstanding options and warrants to purchase First Choice Bank common stock, whether or not vested, have been terminated with a payment by First Choice Bank to the holder of the option or warrant, as applicable, of an amount of cash equal to (x) the excess, if any, of $16.00 over the applicable per share price of the option or warrant, as applicable, multiplied by (y) the number of shares of First Choice Bank common stock that the holder could have purchased with the option or warrant, as applicable, if the holder had exercised the option or warrant, as applicable, immediately prior to the date of the merger.  A total cash payment of approximately $0.7 million was tendered by First Choice for the outstanding options and warrants.

In addition, under the terms of the Merger Agreement, the holders of First Choice Bank common stock will receive a special dividend of $0.37 per share of FCB common stock, based on the criteria set forth in the Merger Agreement and the condition and performance of First Choice Bank through November 30, 2016.

The preceding paragraphs are qualified in their entirety by reference to the Merger Agreement, incorporated by reference to Exhibit 2.1 to this Form 8-K. A news release about the completion of the merger was issued by Berkshire and is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

Exhibit Number                     Description

Exhibit 2.1
Agreement and Plan of Merger by and among Berkshire Hills Bancorp, Inc., Berkshire Bank and First Choice Bank, dated as of June 24, 2016 (incorporated by reference to Exhibit 2.1 to the Berkshire Hills Bancorp, Inc. Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2016 (Commission File No. 001-15781))

  Exhibit 99.1                          News Release dated December 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE HILLS BANCORP, INC.
DATE: December 5, 2016	By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer